EXBHITI 2.1

STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (together with all Schedules hereto, this “Agreement”), dated as of November 13, 2009, is entered into by and between China Polypeptide Group Ltd., a Nevada corporation (“CPG”), Cantix International Ltd., a company organized under the laws of the British Virgin Islands (“Cantix”), and Hamptons Extreme, Inc., a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, CPG is the owner of all of the issued and outstanding capital stock of Cantix;

WHEREAS, CPG desires to sell to the Company, and the Company desires to purchase from CPG all of the issued and outstanding capital stock of Cantix (the “Cantix Shares”) in exchange (the “Share Exchange”) for 1,100,000 shares of common stock of the Company, par value $.0001 per share (the “Common Stock”);

WHEREAS, the Company is subject to certain reporting requirements of the Securities and Exchange Commission;

WHEREAS, simultaneously with the Closing, all of the directors and officers of the Company shall resign and be replaced by designees of Cantix;

WHEREAS, immediately following the Closing (i) Cantix shall be a wholly owned Subsidiary of the Company and (ii) CPG shall be a shareholder of the Company;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.  When used in this Agreement, the following terms shall have the meanings set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined):

(a)           “Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the United States are authorized by law or other governmental action to close.

(b)           “Closing” shall have the meaning set forth in Section 8.1.

(c)           “Closing Date” shall have the meaning set forth in Section 8.1.

(d)           “Cantix Shares” means all of the issued and outstanding capital stock of Cantix.

(e)           “Cantix Disclosure Letter” means the letter delivered from Cantix to the Company concurrently herewith.

(f)           “Common Stock” means the Company’s common stock, par value $.0001per share.

(g)           “Company Disclosure Letter” means the letter delivered from the Company to CPG and Cantix concurrently herewith.

(h)           “Company Shares” means the 1,100,000shares of Common Stock to be issued to CPG pursuant to this Agreement.

(i)           “Contract” means any contract, agreement, indenture, lease, conditional sales contract, license, commitment or other arrangement, whether written or oral.

(j)            “Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

(k)           “GAAP” means generally accepted accounting principles, consistently applied, as in effect in the United States.

(l)           “Governmental Entity” means any government or governmental or regulatory, legislative, executive authority thereof, or commission, department or political subdivision thereof, whether federal, state, regional, municipal, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

(m)          “Indemnified Party” shall have the meaning set forth in Section 9.5.

(n)          “Indemnifying Party” shall have the meaning set forth in Section 9.5.

(o)          “Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

(p)           “Knowledge” or “knowledge” means with respect to any Person, (x) such Person is actually aware of such fact or matter or (y) such Person should reasonably have been expected to discover or otherwise become aware of such fact or matter after reasonable investigation, and for purposes hereof it shall be assumed that such Person has conducted a reasonable investigation of the accuracy of the representations and warranties set forth herein.

(q)           “Law” means any federal, state, county, or local laws, statutes, regulations, rules, codes, ordinances, Orders, decrees, judgments or injunctions enacted, adopted, issued or promulgated by any Governmental Entity, from time to time.

(r)           “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

(s)           “Lien” means any mortgage, deed of trust, pledge, lien, claim, security interest, covenant, restriction, easement, preemptive right, or any other encumbrance or charge of any kind including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any lien or charge arising by statute or other law.

(t)           “Loss” or “Losses” means any and all liability, damages, fines, fees, penalties and expenses whether or not arising out of litigation, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable out-of-pocket fees and expenses of attorneys, accountants and other experts or other reasonable out-of-pocket expenses of litigation or other legal proceedings, incurred in connection with the rightful enforcement of rights under this Agreement against any Party hereto, and whether or not arising out of third party claims against an Indemnified Party.

(u)          “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award (in each such case whether preliminary or final).

(v)          “Party” means CPG, Cantix or the Company individually.

(w)         “Parties” means CPG, Cantix and the Company, collectively.

(x)           “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

(y)          “Purchase Right” with respect to any Person means any security, right, subscription, warrant, option or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person.

(z)           “SEC” means the United States Securities and Exchange Commission.

(aa)        “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

(bb)        “Share Exchange” has the meaning set forth in the Recitals of this Agreement.

(cc)        “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

(dd)        “Tax” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, local and/or foreign income, net worth, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, transfer, registration, recording, ad-valorem, value-added, alternative or add-on minimum, estimated, or other taxes, assessments or charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(ee)         “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(ff)         “Transaction Documents” means this Agreement and all other agreements, documents, instruments or certificates delivered in connection with this Agreement.

(gg)        “Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

1.2           Recitals.  The above Recitals are hereby incorporated by reference into this Agreement as if fully stated herein.

1.3           Construction and Interpretation.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” does not imply any limitation to the item or matter mentioned; and (vi) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the businesses and practices of the Company, CPG and Cantix.

(b)         All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(c)         All dollar amounts shall be in U.S. dollars.

ARTICLE II.
SHARE EXCHANGE; REORGANIZATION

2.1           Share Exchange.  Subject to the terms and conditions of this Agreement, on the Closing Date:

(a)          CPG shall sell, assign, transfer, convey, and deliver to the Company, and the Company shall purchase from CPG, the Cantix Shares; and

(b)          The Company shall issue to CPG, in exchange for the Cantix Shares, the Company Shares.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF CPG

CPG represents and warrants to the Company as follows:
3.1           Ownership of Cantix Shares.  CPG holds of record and owns beneficially the Cantix Shares free and clear of any restrictions on transfer (other than any restrictions under applicable state or federal securities laws), Taxes, Liens, options, warrants, Purchase Rights, contracts, commitments, equities, claims, and demands.  CPG is not a party to any option, warrant, Purchase Right, or other contract or commitment (other than this Agreement) that could require CPG to sell, transfer, or otherwise dispose of any Cantix Shares. CPG is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Cantix.  CPG has the power, authority and legal capacity to sell, transfer, assign and deliver the Cantix Shares as provided in this Agreement, and such delivery will convey to the Company good and marketable title to the Cantix Shares, free and clear of all Liens.

3.2           Organization, Good Standing and Power.  CPG is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  CPG is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a material adverse effect on CPG, a material adverse effect on the ability of CPG to perform its obligations under this Agreement or the other Transaction Documents or on the ability of CPG to consummate the Transactions (a “CPG Material Adverse Effect”).  CPG has delivered to the Company true and complete copies of CPG’s articles of incorporation and bylaws and such other constituent instruments of CPG as may exist, each as amended to the date of this Agreement (as so amended, the “CPG Constituent Instruments”).

3.3           Authorization; Enforcement.  CPG has the requisite corporate power and authority to enter into and perform this Agreement and the other Transaction Documents and to sell the Cantix Shares in accordance with the terms hereof.  The execution, delivery and performance of the Transaction Documents by CPG and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of CPG or its Board of Directors or stockholders is required in connection with the authorization of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Documents have been duly executed and delivered by CPG.  CPG has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.  Each of the Transaction Documents constitutes a valid and binding obligation of CPG enforceable against CPG in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by equitable principles of general application.

3.4           No Conflicts.  The execution and delivery by CPG of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of CPG, any provision of (i) the CPG Constituent Instruments, (ii) any Contract to which CPG is a party or by which its properties or assets is bound, (iii) any material Permit or any Order to which CPG is a party, or (iv) any judgment, order or decree or Law applicable to CPG or its properties or assets.

3.5           Actions Pending.  There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of CPG, threatened against CPG which questions the validity of this Agreement or any of the other Transaction Documents or the Transactions or any action taken or to be taken pursuant hereto or thereto.  There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of CPG, threatened, against or involving CPG, or any of its properties or assets which, if determined adversely to CPG, is reasonably likely to result in a CPG Material Adverse Effect.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against CPG or any officers or directors of CPG in their capacities as such.

3.6           Taxes.  CPG has accurately prepared and filed all material Tax Returns, has paid or made provisions for the payment of all Taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of CPG for all current Taxes and other changes to which CPG is subject and which are not currently due and payable.  CPG has no knowledge of any additional assessments, adjustments or contingent tax liability (which federal or state) of any nature whatsoever, which pending or threatened against CPG for any period, nor of any basis for such assessment, adjustment or contingency.

3.7           Disclosure.  The representations and warranties of CPG set forth in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.  To CPG’s knowledge, there are no facts that materially adversely affect, or as far as CPG can reasonably foresee, materially threaten, CPG’s ownership of the Cantix Shares or the transfer of such Cantix Shares pursuant to this Agreement.

3.8           Governmental Approvals.  Except for the filing of any notice prior or subsequent to the Closing Date that may be required under applicable state and/or Federal securities laws (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the delivery of the Cantix Shares, or for the performance by CPG of its obligations under the Transaction Documents.

3.9           Purchase Entirely for Own Account.  The Company Shares proposed to be acquired by CPG hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and CPG has no present intention of selling or otherwise distributing the Company Shares, except in compliance with applicable securities laws.

3.10          Status of CPG.  CPG is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.  CPG has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Company Shares.  CPG is not a broker-dealer or an affiliate of a broker-dealer.  CPG’s principal executive office is located at the address set forth in Section 11.5.

3.11         Opportunities for Additional Information.  CPG acknowledges that it has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company.

3.12         No General Solicitation.  CPG acknowledges that the Company Shares have not been offered to CPG by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which CPG was invited by any of the foregoing means of communications.

3.13         Rule 144.  CPG understands that the Company Shares must be held indefinitely unless such Company Shares are registered under the Securities Act or an exemption from registration is available.  CPG acknowledges that it is familiar with Rule 144 of the rules and regulations of the SEC, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that it has been advised that Rule 144 may permit the resale of the Company Shares only under certain circumstances.  CPG understands that to the extent that Rule 144 is not available, it will be unable to sell any Company Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

3.14         Non-Registration. CPG understands that the Company Shares have not been registered under the Securities Act and will be transferred to CPG by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of CPG’s representations as expressed herein.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF CANTIX

Except as set forth by Cantix in the Cantix Disclosure Letter, Cantix hereby represents and warrants to the Company that the statements set forth in this Article IV are complete and accurate as of the date of this Agreement and as of the date of the Closing.  The Cantix Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV.  However, notwithstanding anything to the contrary contained in the Cantix Disclosure Letter or this Agreement, the information and disclosures contained in each section and subsection of the Cantix Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each of the other sections and subsections of the Cantix Disclosure Letter where the applicability of such disclosure to such section or subsection of the Cantix Disclosure Letter is reasonably apparent on the face of such disclosure (whether or not a cross reference to such other section or subsection is specifically made).

4.1           Organization, Standing and Power. Cantix and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Cantix, a material adverse effect on the ability of Cantix to perform its obligations under this Agreement or on the ability of Cantix to consummate the Transactions (a “Cantix Material Adverse Effect”). Cantix and each of its Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Cantix Material Adverse Effect. Cantix has delivered to the Company true and complete copies of the memorandum and articles of association of Cantix and such other constituent instruments as may exist, each as amended to the date of this Agreement (the “Cantix Constituent Instruments”), and the comparable charter, organizational documents and other constituent instruments of each of its Subsidiaries, in each case as amended to the date of this Agreement (the “Subsidiary Constituents Instruments”).

4.2           Cantix Subsidiaries; Equity Interests.

(a)           The Cantix Disclosure Letter lists each Subsidiary of Cantix and its jurisdiction of organization.  All the outstanding shares of capital stock or equity investments of each Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Cantix, by another Subsidiary of Cantix or by Cantix and another Subsidiary of Cantix, free and clear of all Liens.

(b)           Except for its interests in its Subsidiaries, Cantix does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

4.3           Capital Structure. The authorized capital stock of Cantix consists of 50,000 ordinary shares, $1.00 par value, of which one (1) ordinary share is issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Cantix are issued, reserved for issuance or outstanding. Cantix is the sole record and/or beneficial owner of all of the issued and outstanding capital stock of each of its Subsidiaries. All outstanding shares of the capital stock of Cantix and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands (or the applicable corporate laws governing each of the Subsidiaries), the Cantix Constituent Instruments, the Subsidiary Constituent Instruments or any Contract to which Cantix or any of its Subsidiaries is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Cantix or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Cantix Shares or the capital stock of any of its Subsidiaries may vote (“Voting Cantix Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Cantix or any of its Subsidiaries is a party or by which any of them is bound (a) obligating Cantix or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Cantix or any of its Subsidiaries or any Voting Cantix Debt, (b) obligating Cantix or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Cantix or of any of its Subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of Cantix to repurchase, redeem or otherwise acquire any shares of capital stock of Cantix.

4.4           Authority; Execution and Delivery; Enforceability. Cantix has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Cantix of this Agreement and the consummation by Cantix of the Transactions have been duly authorized and approved by the Board of Directors of Cantix and no other corporate proceedings on the part of Cantix are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will constitute a valid and binding obligation of Cantix enforceable against Cantix in accordance with its terms.

4.5           No Conflicts.   The execution and delivery by Cantix of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Cantix or any of its Subsidiaries under, any provision of (i) the Cantix Constituent Instruments or the Subsidiary Constituent Instruments, (ii) any Contract to which Cantix or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, (iii) any material Permit or any Order to which Cantix or any of its Subsidiaries is a party, or (iv) any judgment, order or decree or Law applicable to Cantix or any of its Subsidiaries or their respective properties or assets.

4.6           Consents.  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Cantix in connection with the execution and delivery of this Agreement or the Transaction Documents, or the compliance by Cantix with any of the provisions hereof or thereof or the consummation of the Transactions.

4.7           Taxes.

(a)           Each of Cantix and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Cantix Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Cantix know of no basis for any such claim.

(b)           The Cantix Financial Statements reflect an adequate reserve for all Taxes payable by Cantix and its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Cantix or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

4.8           Benefit Plans.

(a)           Except as set forth in the Cantix Disclosure Letter, Cantix does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Cantix or any of its Subsidiaries (collectively, “Cantix Benefit Plans”). As of the date of this Agreement there are not any severance or termination agreements or arrangements between Cantix or any of its Subsidiaries and any current or former employee, officer or director of Cantix or any of its Subsidiaries, nor does Cantix or any of its Subsidiaries have any general severance plan or policy.

(b)           Since December 31, 2008, there has not been any adoption or amendment in any material respect by Cantix or any of its Subsidiaries of any Cantix Benefit Plan.

4.9           Litigation. There are no actions, suits, proceedings or governmental investigations (or any investigation of any self regulatory organization) relating to or threatened against Cantix or any of its Subsidiaries or any of their respective assets or properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement, the Cantix Shares or the Transactions or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Cantix Material Adverse Effect.  Neither Cantix nor any of its Subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any action, suit, proceeding or governmental investigation (or any investigation of any self regulatory organization) involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.10         Compliance with Applicable Laws. Cantix and each of its Subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment. Cantix has not received any written communication during the past two years from a Governmental Entity that alleges that Cantix is not in compliance in any material respect with any applicable Law. Neither Cantix nor any of its Subsidiaries is in violation of any Law, regulation, ordinance, order, injunction, decree, award or other requirements of any Governmental Entity relating to its properties, assets or business.  This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.67.

4.11         Brokers. Except as disclosed in the Cantix Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Cantix or any of its Subsidiaries.

4.12         Contracts. Except as disclosed in the Cantix Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Cantix and its Subsidiaries taken as a whole. Neither Cantix nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Cantix Material Adverse Effect.  Each Contract to which Cantix or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound (the “Cantix Contracts”), is in full force and effect, constitutes a valid and binding obligation of either Cantix or any of its Subsidiaries, and is legally enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting the rights of creditors generally.  Cantix has not received notice from any party to any Cantix Contract to cancel, terminate or not renew any such Cantix Contract whether in accordance with the terms of such Cantix Contract or otherwise.

4.13         Permits and Licenses. Each of Cantix and its Subsidiaries is in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which issued such permits, licenses, orders, franchises and approvals.

4.14         Title to Properties. Except as set forth in the Cantix Disclosure Letter, neither Cantix nor any of its Subsidiaries own any real property. Cantix and each of its Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Cantix or any of its Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Cantix Disclosure Letter.

4.15         Intellectual Property. Cantix and each of its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of Cantix and its Subsidiaries taken as a whole (the “Cantix Intellectual Property Rights”). The Cantix Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of Cantix and its Subsidiaries taken as a whole. There are no claims pending or, to the knowledge of Cantix, threatened that Cantix or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right. To the knowledge of Cantix, no Person is infringing the rights of Cantix or any of its Subsidiaries with respect to any Cantix Intellectual Property Right.  Neither Cantix nor any of its Subsidiaries has or will have upon the Closing, (i) any contractual limitation or restriction on its right to use any Cantix Intellectual Property Right, (ii) any obligation to pay any royalty or other fee to any Person relating to any Cantix Intellectual Property Right, or (iii) any obligation to any other Person to register, protect or otherwise take any action with respect to any Cantix Intellectual Property Right.  There is no Cantix Contract that grants any Person a license in any Cantix Intellectual Property Right.

4.16         Labor Matters. There are no collective bargaining or other labor union agreements to which Cantix or any of its Subsidiaries is a party or by which any of them is bound. No material labor dispute exists or to the knowledge of Cantix, is imminent with respect to any of the employees of Cantix or any of its Subsidiaries.  Neither Cantix nor any of its Subsidiaries are delinquent in payments to any employee, contractor or consultant.  Neither Cantix nor any of its Subsidiaries have engaged or are currently engaging in unfair labor practices.

4.17         Financial Statements. Cantix has delivered to the Company its audited consolidated financial statements for the fiscal years ended September 31, 2008 and 2007 (the “Audited Financial Statements”) and its unaudited balance sheet as of June 30, 2009 and the related statements of operations, cash flows and changes in shareholders’ equity of Cantix for the period ending on such date (collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Cantix Financial Statements”). The Cantix Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Cantix Financial Statements fairly present in all material respects the financial condition and operating results of Cantix, as of the dates, and for the periods, indicated therein. Cantix does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2008, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Cantix Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Cantix Material Adverse Effect.

4.18         Insurance. Except as set forth in the Cantix Disclosure Letter, Cantix and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Cantix and its Subsidiaries are engaged and in the geographic areas where they engage in such businesses. Cantix has no reason to believe that it will not be able to renew its and its Subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for Cantix’s and such Subsidiaries’ respective lines of business.

4.19         Transactions with Affiliates and Employees. Except as set forth in the Cantix Disclosure Letter and the Cantix Financial Statements, none of the officers or directors of Cantix and, to the knowledge of Cantix, none of the employees of Cantix is presently a party to any transaction with Cantix or any of its Subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from. or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Cantix, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.20         Application of Takeover Protections. Cantix has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Cantix Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to CPG as a result of CPG and Cantix fulfilling their obligations or exercising their rights under this Agreement.

4.21         No Additional Agreements. Except as set forth in the Cantix Disclosure Letter, Cantix does not have any agreement or understanding with CPG or any of its Subsidiaries with respect to the Transactions other than as specified in this Agreement.

4.22         Investment Company. Cantix is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.23         Disclosure. All disclosure provided to the Company regarding Cantix, its business and the Transactions, furnished by or on behalf of Cantix (including Cantix’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  To Cantix’s knowledge, there are no facts that materially adversely affect, or as far as Cantix can reasonably foresee, materially threaten, CPG’s ownership of the Cantix Shares or the transfer of such Cantix Shares pursuant to this Agreement.

4.24         Absence of Certain Changes or Events. Except as disclosed in the Cantix Financial Statements or in the Cantix Disclosure Letter, from the date of the most recent audited Cantix Financial Statements to the date of this Agreement, Cantix has conducted its business only in the ordinary course, and during such period there has not been:

(a)          any change, event or condition that has had, or could reasonably be expected to have, a Cantix Material Adverse Effect;

(b)          any change in the assets, liabilities, financial condition or operating results of Cantix or any of its Subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Cantix Material Adverse Effect;

(c)          any damage, destruction or loss, whether or not covered by insurance, that has had or could reasonably be expected to have, a Cantix Material Adverse Effect;

(d)         any waiver or compromise by Cantix or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(e)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Cantix or any of its Subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Cantix Material Adverse Effect;

(f)          any material change to a Contract by which Cantix or any of its Subsidiaries or any of its respective assets is bound or subject;

(g)          any mortgage, pledge, transfer of a security interest in, or lien, created by Cantix or any of its Subsidiaries, with respect to any of its properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Cantix’s or its Subsidiaries’ ownership or use of such property or assets;

(h)          any loans or guarantees made by Cantix or any of its Subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i)           any alteration of Cantix’s method of accounting or the identity of its auditors;

(j)           any declaration or payment of dividend or distribution of cash or other property to any shareholder of Cantix or any purchase, redemption or agreements to purchase or redeem any Cantix Shares;

(k)           any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Cantix stock option plans; or

(l)           any arrangement or commitment by Cantix or any of its Subsidiaries to do any of the things described in this Section 4.24.

4.25         Foreign Corrupt Practices. Neither Cantix, nor any of its Subsidiaries, nor, to Cantix’s knowledge, any director, officer, agent, employee or other Person acting on behalf of Cantix or any of its Subsidiaries has, in the course of its actions for, or on behalf of, Cantix (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.26         Bank Default.  Neither Cantix nor any of its Subsidiaries is in default under any loan facilities to which it is a party, including, but not limited to, facility bank loans with Agriculture Bank of China, Wuhan Finance Bureau and Wuhan Pan-Asian.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth by the Company in the Company Disclosure Letter, the Company hereby represents and warrants to CPG and Cantix that the statements set forth in this Article V are complete and accurate as of the date of this Agreement and as of the date of the Closing.  The Company Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article V.  However, notwithstanding anything to the contrary contained in the Company Disclosure Letter or this Agreement, the information and disclosures contained in each section and subsection of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each of the other sections and subsections of the Company Disclosure Letter where the applicability of such disclosure to such section or subsection of the Company Disclosure Letter is reasonably apparent on the face of such disclosure (whether or not a cross reference to such other section or subsection is specifically made).

5.1           Organization, Good Standing and Power.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, use and operate its properties and assets and to carry on its business as and in the jurisdictions such properties and assets are owned, leased, used and operated and as such business is presently conducted.  The Company is duly qualified, licensed, authorized or admitted to do business and is in good standing under the laws of each jurisdiction in which the ownership, use, operation or leasing of its properties and assets, or the conduct or nature of its business, requires such qualification, licensing, authorization or admission.  The Company has delivered to Cantix true and complete copies of the Company’s certificate of incorporation and bylaws and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement (as so amended, the “Company Constituent Instruments”).

5.2           Authority; Enforceability.  The Company has full corporate power, authority and legal capacity to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions have been duly and validly authorized and approved by all required actions of the Company’s board of directors and stockholders and no other actions on the part of the Company’s board of directors or stockholders are necessary to authorize and approve this Agreement and the other Transaction Documents and the Transactions.  This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by equitable principles of general application. At Closing, all other Transaction Documents to be executed and delivered by the Company shall have been duly executed and delivered by the Company.  All other Transaction Documents executed and delivered by the Company shall constitute valid and binding obligations of the Company enforceable against it in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by equitable principles of general application.

5.3           Capitalization. As of November 13, 2009, the authorized capital stock of the Company consists solely of (i) 120,000,000 shares of Common Stock and (ii) 1,000,000 shares of preferred stock, par value $.0001 per share.  As of such date, (i) 150,000 shares of Common Stock are issued and outstanding (after giving effect to the cancellation of 887,000 shares of Common Stock (the “Cancellation”) held by the Company’s Chief Executive Officer), (ii) no shares of preferred stock are issued and outstanding, and (iii) no shares of Common Stock are held by the Company in its treasury.  After giving effect to the Cancellation and the issuance of the Company Shares to CPG, the Company shall have 1,250,000 shares of Common Stock issued and outstanding and the Company Shares owned by CPG shall represent 88% of such shares of Common Stock. As of the date hereof, the shares of the Common Stock issued and outstanding are owned by the shareholders of record set forth in the Company Disclosure Letter (which list will be updated as of the Closing Date by a faxed certified shareholder list from the Company’s transfer agent).  All of the outstanding shares of the Common Stock have been duly and validly authorized and are fully paid and nonassessable.  None of the Company’s capital stock is subject to preemptive rights.  Except as described in the SEC Reports, there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company.  Except as described in the SEC Reports, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company.  Except as described in the SEC Reports,  the Company is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities.  The Company is not a party to, and it has no knowledge of, any agreement restricting the voting of any shares of the capital stock of the Company, or restricting the transfer of the Company’s capital stock.  The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable Federal and state securities laws, and no stockholder has a right of rescission or claim for damages with respect thereto.

5.4           Subsidiaries.  As of the date hereof, the Company has no Subsidiaries.

5.5           Real Property.  As of the date hereof, the Company owns no real property.

5.6           No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company, and the performance by the Company of its obligations contemplated herein and therein do not and will not (i) violate any provision of the Company’s Constituent Instruments, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which it or its properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company are bound or affected, except, in cases other than violations pursuant to clause (i) above, for such conflicts, defaults, terminations, amendments, accelerations and violations as would not, individually or in the aggregate, have a Material Adverse Effect (defined below).  The business of the Company and its Subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for violations which singularly or in the aggregate do not or will not have a Material Adverse Effect.  The Company is not required under Federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or issue the Common Shares to CPG in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission or state securities administrators subsequent to the Closing).  For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company, or on the ability of the Company to consummate the Transactions.

5.7           SEC Reports. The Company has filed in a timely manner with the SEC all reports required to be filed pursuant to the Exchange Act and is current in its reporting obligations.  As of their respective dates, all reports required to filed pursuant to the Exchange Act, and all SEC filings by the Company pursuant to the Securities Act (collectively, the “SEC Reports”) comply in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations promulgated thereunder and none of the SEC Reports contained an untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has delivered to CPG and Cantix or made available through the SEC’s EDGAR filing system true and complete copies of the Company’s audited financial statements for the fiscal year ended December 31, 2008 (the “Audited Financial Statements Date”) and unaudited financial statements for the quarter ended June 30, 2009 ((the “Quarterly Financial Statements Date”).  Such audited financial statements, are referred to as the “Financial Statements.”  The Financial Statements complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder. Such Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.8           No Material Adverse Change.  Since the Quarterly Financial Statements Date, the Company has not experienced or suffered any Material Adverse Effect or any event that is reasonably likely, through the passage of time or otherwise, to result in a Material Adverse Effect.

5.9           No Undisclosed Events or Circumstances.  No event or circumstance has occurred or exists with respect to the Company or its business, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

5.10          Title to Assets.  Except as described in the SEC Reports, the Company has good and marketable title to all of its owned real and personal property whether tangible or intangible (collectively, the “Assets”), free and clear of any mortgages, pledges, charges, liens, security interests, claim, community property interest, condition, equitable interest or other encumbrances, license, option, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (“Liens”).  To the Company’s knowledge, all leases of the Company are valid and subsisting and in full force and effect and neither this Agreement nor the transactions contemplated hereby will give any party to such leases any right to terminate or modify the leases.

5.11          Compliance with Law.  The business of the Company has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except for such noncompliance that, individually or in the aggregate, would not cause a Material Adverse Effect.  The Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.12          Taxes.  The Company and each of the Subsidiaries has accurately prepared and filed all material foreign, federal, state income and all other Tax Returns, reports and declarations required by law to be paid or filed by it by any jurisdiction to which the Company is subject, has paid or made provisions for the payment of all Taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company for all current Taxes and other charges to which the Company is subject and which are not currently due and payable.  None of the federal income Tax Returns of the Company have been audited by the Internal Revenue Service.  The Company has no knowledge of any additional assessments, adjustments or contingent Tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any period, nor of any basis for any such assessment, adjustment or contingency.  The Company has complied in all material respects with all applicable legal requirements relating to the payment and withholding of Taxes and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments, and paid over to the proper governments or regulatory authorities, all amounts required.

5.13         Disclosure.  The representations and warranties of the Company set forth in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

5.14         Books and Records Internal Accounting Controls.  The books and records of the Company accurately reflect in all material respects the information relating to the business of the Company, the location and collection of its Assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company to the extent required to be contained therein.  The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences.

5.15         Governmental Approvals.  Except for the filing of any notice prior or subsequent to the Closing Date that may be required under applicable state and/or Federal securities laws (which if required, shall be filed on a timely basis), including the filing of a Form D, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the delivery of the Common Shares, or for the performance by the Company of its obligations under the Transaction Documents.

5.16         Investment Company Act Status.  The Company is not, and as a result of and immediately upon the Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.17         Foreign Corrupt Practices.  Neither the Company, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

5.18         Listing Requirements.  The Company’s common stock is currently quoted on OTCC BB under the symbol “HMEX”.

5.19         No Commission or FINRA Inquiries.  To the best of the Company’s knowledge, the Company is not, and has never been, the subject of any formal or informal inquiry or investigation by the Commission or FINRA.

5.20         Anti-takeover Device.  The Company does not have any outstanding shareholder rights plan or “poison pill” or any similar arrangement.  There are no provisions of any anti-takeover or business combination statute applicable to the Company’s Constituent Instruments which would preclude the issuance and sale of the Shares or the Warrants, and the consummation of the other transactions contemplated by this Agreement.

5.21         Consents.  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of the Company in connection with the execution and delivery of this Agreement or the Transaction Documents, or the compliance by the Company with any of the provisions hereof or thereof or the consummation of the Transactions.

5.22         Litigation, Compliance with Law. There are no actions, suits, proceedings, or governmental investigations (or any investigation of any self regulatory organization) relating to the Company, its securities or to any of its properties, assets or business pending or, to the best of its knowledge, threatened, or any order, injunction, award or decree outstanding against the Company or against or relating to any of its properties, assets or business. The Company is not, to the best of its knowledge, in violation of any law, regulation, ordinance, order, injunction, decree, award or other requirements of any Governmental Entity relating to its properties, assets or business.

5.23         Agreements and Obligations; Performance.  The Company is not a party to, or bound by any: (i) Contract, arrangement, commitment or understanding which involves aggregate payments or receipts in excess of $5,000; (ii) contractual obligation or contractual liability of any kind to any Company stockholder; (iii) Contract, arrangement, commitment or understanding with its customers or any officer, employee, stockholder, director, representative or agent thereof for the repurchase of products, sharing of fees, the rebating of charges to such customers, bribes, kickbacks from such customers or other similar arrangements; (iv) contract for the purchase or sale of any materials, products or supplies which contain, or which commits or will commit it for a fixed term; (v) contract of employment with any officer or employee not terminable at will without penalty or premium or any continuing obligation of liability; (vi) deferred compensation, bonus or incentive plan or agreement not cancelable at will without penalty or premium or any continuing obligation or liability: (vii) management or consulting agreement not terminable at will without penalty or premium or any continuing obligation or liability; (viii) lease for real or personal property (including borrowings thereon), license or royalty agreement; (ix) union or other collective bargaining agreement; (x) agreement, commitment or understanding relating to the indebtedness for borrowed money; (xi) contract involving aggregate payments or receipts of $5,000 or more which, by its terms, requires the consent of any party thereto to the consummation of the Transactions; (xii) contract containing covenants limiting the freedom of the Company to engage or compete in any line of business or with any Person in any geographic area; (xiii) contract or opinion relating to the acquisition or sale of any business; (xiv) voting trust agreement or similar stockholders’ agreement; (xiv) other contract, agreement, commitment or understanding which materially affects any of its properties, assets or business, whether directly or indirectly, or which was entered into other than in the ordinary course of business.

5.24         Permits and Licenses. The Company is in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which issued such permits, licenses, orders, franchises and approvals.

5.25         Employees; Employee Benefit Plans. The Company has no employees.  the Company does not maintain any employee benefit plans and is not required to make contributions to any “pension” and “welfare” benefit plans (within the respective meanings of Section 4(2) and Section 4(1) of the Employee Retirement Income Security Act of 1974, as amended).

5.26         Officers and Directors. Set forth on the Company Disclosure Letter is a true and complete list of the officers and directors of the Company.

5.27         Undisclosed Liabilities.

5.28         The Company has no Liabilities (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability).

5.29         Absence of Certain Events. Since its inception, the Company has been conducted solely in the usual and ordinary course. Without limiting the generality of the foregoing, the Company has not:

(a)          waived any right or rights of substantial value or paid, directly or indirectly, any Liability before such Liability became due in accordance with its terms;

(b)          other than in the ordinary and usual course of business, created any Liability (whether absolute or contingent and whether or not currently due and payable), or entered into or assumed any contract, agreement, arrangement, lease (as lessor or lessee), license or other commitment otherwise than in the ordinary and usual course of business; or

(c)          purchased, sold or transferred any assets other than in the ordinary and usual course of the operations of the Company; granted any security interest or other lien or encumbrance affecting any of its assets or properties other than in the ordinary and usual course of business and in amounts not material; or amended any agreement or contract to which the Company is a party or by which its assets and properties are bound.

5.30         Adverse Developments. Since the date of the Quarterly Financial Statements Date there has been no material adverse change in the business, operations or condition (financial or otherwise) of the Company; nor has there been since such date, any damage, destruction or loss, whether covered by insurance or not, materially or adversely affecting the business, properties or operations of the Company.

5.31          Actions and Proceedings. The Company is not subject to any outstanding orders, writs, injunctions or decrees of any court or arbitration tribunal or any governmental department, commission, board, agency or instrumentality, domestic or foreign, against, involving or affecting the business, properties or employees of the Company’s right to enter into, execute and perform this Agreement (or any of the Transactions). There are no actions, suits, claims or legal, administrative or arbitration proceedings or investigations, including any warranty or product liability claims (whether or not the defense thereof or liabilities in respect thereof are covered by policies of insurance) relating to or arising out of the business, properties or employees of the Company pending or, to the best knowledge of the Company, threatened against or affecting the Company.

5.32         Bank Accounts and Credit Cards. Set forth on the Company’s Disclosure Letter is a true, complete and accurate list of all bank accounts, safe deposit boxes, and credit or charge cards maintained by the Company.

5.33          Company Shares. The Company Shares to be issued pursuant to this Agreement will be duly authorized and reserved for issuance and when issued in accordance with this Agreement, will be validly issued and outstanding, fully paid and non assessable and vest in the holder thereof free and clear of any restrictions on transfer (other than any restrictions under applicable state or federal securities laws), Taxes, Liens, options, warrants, Purchase Rights, contracts, commitments, equities, claims, and demands and will not be subject to any pre-emptive or other similar rights.

5.34          Over-the-Counter Bulletin Board. The Company’s Common Stock is eligible for quotation on the Over-the-Counter Bulletin Board (the “Bulletin Board”) under the symbol “HMEX.”

5.35         Due Diligence. All documents and other materials relating to the Company and provided to CPG and Cantix in connection with this Agreement are true and correct in all material respects and do not contain any misstatement and/or omission.

5.36         No Registration Rights.  No security holder of Company securities has any registration and/or similar rights at any time or under any circumstances which would require the Company to register the Common Stock, or any other securities of the Company, for sale under the Federal securities laws.

5.37         Prior Sales of Securities. All prior sales of securities by the Company were either properly registered under the Federal and/or State Securities laws or issued pursuant to an exemption therefrom and all such sales were all done in accordance with all laws, rules and regulations and no Person/entity has any rescission and/or similar rights with respect to any Company Shares.

5.38         No Brokers.  Except as set forth in the Company Disclosure Letter, the Company has not employed any broker, finder or similar agent that would cause any brokerage, finder’s or placement fee or any similar compensation in connection with this Agreement or any transaction contemplated hereby.

5.39         Purchase Entirely for Own Account.  The Cantix Shares proposed to be acquired by the Company hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Company has no present intention of selling or otherwise distributing Cantix Shares, except in compliance with applicable securities laws.

5.40         Non-Registration. The Company understands that the Cantix Shares have not been registered under the Securities Act and will be transferred to the Company by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Company’s representations as expressed herein.

5.41         Non-Applicability of California Law.  No provision of California law, including, but not limited to, Section 2115 of the California Corporations Code (“Section 2115”) is applicable to the Company and/or the Transactions set forth herein.

ARTICLE VI.
PRE AND POST CLOSING COVENANTS

6.1           Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)           General. Each of the Parties will use his, her, or its best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the Transactions (including satisfaction of the Closing conditions set forth in Article VI below).

(b)          Preservation of Business. From the date of this Agreement until the Closing Date, each of the Parties shall operate their respective business only in the ordinary and usual course of business consistent with past practice (provided, however, that the Company shall not issue any securities without the prior written consent of CPG and the Company shall complete the Debt Conversion), and shall use reasonable commercial efforts to (a) preserve intact their respective business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of their respective businesses, and (c) not permit any action or omission which would cause any of their respective representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

(c)          Full Access. The Company will permit representatives of CPG (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company.

(d)          Public Announcements.  The Parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement without the prior written consent of the other Parties, except as may be required under applicable Law; provided, however, with respect to the Company’s Current Reports on Form 8-K filed with the SEC disclosing the Company’s entry into this Agreement, the Parties will consult with each other before filing such Form 8-K’s and provide each other the opportunity to review and comment upon, such Form 8-K’s and the Company shall not file such Form 8-K’s with the SEC without CPG’s prior written consent which shall not be unreasonably withheld.

(e)           Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

(f)           Form 8-K Information.  Cantix shall provide the Company with such audited annual and unaudited interim financial information, pro-forma financial information and all footnotes thereto and auditor’s letters relating to the business of CPG as may be requested by the Company in order for the Company to comply with its reporting and disclosure obligations under the rules and regulations of the SEC, including, but not limited to Regulation S-X and Form 8-K (the “Form 8-K Financial Information”), in connection with the Company’s preparation of its Current Report on Form 8-K, and any amendments thereto, regarding the Closing (the “Form 8-K”).  Cantix shall provide such Form 8-K Financial Information promptly so as to allow the Company and its regularly retained accounting firm (the “Company’s Accountant”) to: (i) review all financial statements relating to Cantix as shall be required to be included in said Form 8-K, and (ii) timely file the Form 8-K.  Cantix shall in a prompt and timely manner provide the Company’s Accountant with such management representations as may be requested by the Company’s Accountant in connection with its preparation of any financial statements for Cantix relating to such Form 8-K. In addition, CPG shall also provide to the Company such additional information regarding Cantix that would be required if the Company were filing a general registration of securities on Form 10 under the Exchange Act (the “Form 8-K Business Disclosures”) as may be requested by the Company.

(g)          Appointment of Officers and Directors.  The Company shall take all action necessary to have Dongliang Chen, Shengfan Yan and Linong Hu appointed to the Company’s board of directors and to have Dongliang Chen appointed as the Company’s Chief Executive Officer, Shengan Yen appointed as the Company’s Chief Financial Officer and Li Jun as the Company’s Secretary, which shall be effective immediately upon the Closing.

6.2           Post-Closing Covenants.

(a)          Filing of Current Report on Form 8-K and Press Release. The Company shall no later than one (1) Business Day after the Closing file the Form 8-K with the SEC.

(b)          Blue Sky Laws.  The Company shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Company Shares in connection with this Agreement.

(c)          Exchange Act Filings.  For a period of three years following the Closing, the Company shall use its best efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company pursuant to the Exchange Act.

(d)          Internal Controls and Procedures.  As soon as reasonably practicable after the Closing, the Company and Cantix will cooperate in good faith and use commercially reasonable efforts to design, and the Company will implement, maintain, adhere to and enforce, a system of internal accounting and disclosure controls and procedures that are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the Transactions and dispositions of the assets of the Company, (ii) provide assurance that Transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Company’s board of directors, and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company.

ARTICLE VII.
CONDITIONS PRECEDENT TO CLOSING

7.1           CPG’s Conditions to Closing.  The obligations of CPG to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)          Representations, Warranties and Covenants.  The representations and warranties of the Company in this Agreement shall be true and correct on the Closing Date, and the Company shall have duly performed and complied with all covenants and required by this Agreement to be performed or complied with by it on or prior to the Closing.

(b)          Absence of Litigation. No action or proceeding shall be pending or threatened by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the Transactions or which would adversely affect the right of CPG to own the Company Shares.

(c)          Consents and Approvals. All (a) consents, (b) licenses, and (c) other orders or notifications of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any applicable governmental or judicial authority, all as required in connection with consummation of the Transactions, shall have been made or obtained or shall have occurred.

(d)          Form 8-K.  The Company shall have prepared and be ready to timely file the Form 8-K.

(e)          Deliveries.  The closing deliveries specified in Section 8.2 shall have been made by the Company.

7.2           The Company Conditions to Close.  The obligations of the Company to consummate the transaction contemplated by this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing Date:

(a)          Representations, Warranties and Covenants.  All of CPG’s and Cantix’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made; (ii) each of the representations and warranties in Sections 3.1, 3.3, 4.2, 4.3 and 4.4, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, and (iii) CPG shall have duly performed and complied with all covenants and obligations required by this Agreement to be performed or complied with by it on or before the Closing Date.

(b)          Absence of Litigation.  No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the Transactions.

(c)          Consents and Approvals.  All (a) consents, (b) licenses, or (c) other orders or notifications of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any applicable governmental or judicial authority, all as required in connection with consummation of the Transactions, shall have been made or obtained or shall have occurred.

(d)          Deliveries.  The closing deliveries specified in Section 8.3 shall have been made by CPG.

ARTICLE VIII.
CLOSING

8.1           Closing. The delivery of the Cantix Shares to the Company and the delivery of the Company Shares to CPG, and the consummation of the other respective obligations of the Parties contemplated by this Agreement will take place at a closing (the “Closing”), which will be held at the offices of Gusrae, Kaplan, Bruno & Nusbaum PLLC, 120 Wall Street, 11th Floor, New York, NY 10005 on November 13, 2009, or another date (the “Closing Date”) and location as mutually agreed upon by the Parties.

8.2           Deliveries by the Company. At the Closing, the Company will deliver or cause to be delivered, unless waived by CPG, the following to CPG:

(a)          this Agreement duly executed by the Company;

(b)          certificates from an appropriate governmental official to the effect that the Company is in good standing in its jurisdiction of incorporation;

(c)          certificates from an appropriate governmental official in each jurisdiction in which the Company is qualified or admitted to do business as a foreign corporation to the effect that the Company duly qualified or admitted in good standing in such jurisdiction, all of such certificates to be dated within ten (10) days before the Closing Date;

(d)          executed certificates of the secretary or other appropriate officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to CPG, certifying (i) the Company Constituent Documents, (ii) the resolutions of the board of directors of the Company authorizing the execution and performance of this Agreement and the other Transaction Documents and the Transactions, certifying that such resolutions have not been rescinded or amended; (iii) as to the incumbency of the officers of the Company executing this Agreement, and/or any related agreement, and including specimen signatures; (iv) that no vote, approval or consent of any holder of capital stock of the Company is required or necessary to consummate the Transactions;

(e)          certificates representing the Company Shares;

(f)           the corporate minute books and capital stock records of the Company;

(g)          the Tax Returns of the Company;

(h)          letter of resignation pursuant to which all of its officers and directors shall resign as officers and directors of the Company, effective immediately upon the Closing;

(i)           the other Transaction Documents duly executed by the Company;

(j)           an opinion of the Company’s Delaware counsel, dated the Closing Date, addressed to CPG with respect to any other items under Delaware law, due authorization, valid issuance and non-assessability of the Company Shares and the Company’s authority to enter into this Agreement;

(k)          a certificate executed by a duly authorized executive officer of the Company certifying completion of each of the matters listed in Section 7.1(a) through (d) hereof; and

(l)           a stock certificate or certificates, representing 887,000 shares of Common Stock owned of record and beneficially by the Company’s Chief Executive Officer which shall be submitted to the Company’s transfer agent for cancellation.

8.3           Deliveries by CPG. At the Closing, CPG will deliver or cause to be delivered, unless waived by the Company, the following:

(a)          this Agreement duly executed by CPG and Cantix;

(b)          the other Transaction Documents duly executed by CPG and Cantix;

(c)          certificates representing the Cantix Shares duly endorsed for transfer or accompanied by executed stock powers;

(d)          opinions of counsel from CPG’s BVI Counsel, PRC Counsel and Hong Kong legal counsel, dated the Closing Date with respect to, among other items under the applicable laws of BVI, Hong Kong and/or the Peoples Republic of China, CPG’s authority to enter into this Agreement and the other Transaction Documents; the due authorization of the Cantix Shares; CPG’s ownership of the Cantix Shares; and Cantix’ good standing, in form and substance to satisfactory to the Company and its legal counsel;

(e)          an executed amendment to CPG’s amended and restated articles of incorporation, ready for filing with the Nevada Secretary of State changing CPG’s name from China Polypeptide Group Ltd. to CPG Holdings, Inc.;

(f)           a certificate executed by a duly authorized executive officer of CPG certifying completion of each of the matters listed in Section 7.2(a) through (c) hereof;

ARTICLE IX.
INDEMNIFICATION

9.1           Indemnification by the Company.  The Company shall indemnify, defend and hold harmless CPG, its Subsidiaries and their respective officers, directors, and Affiliates in respect of, and hold each of them harmless from, against, and with respect to any and all Losses suffered, incurred or sustained by any of them, or to which any of them becomes subject, to the extent resulting from, arising out of or relating to any of the following:

(a)          any and all violations of Laws by the Company direct or indirect, fixed, contingent, legal, statutory or contractual, which exist at or as of the Closing Date or which arise after the Closing Date but which are directly and primarily caused by acts, failures to act, transactions, services or state of facts which occurred or existed on or before the Closing Date, whether or not then known, due or payable;

(b)          any breach, in any material respect, or default, in any material respect, in the performance by the Company of any covenant or agreement set forth in this Agreement;

(c)          any breach, in any material respect, by the Company of any of the representations or warranties made by any of them in this Agreement; and

(d)          any broker’s or finder’s fee or any similar fee, charge or commission incurred by the Company prior to or in connection with this Agreement, or any of the Transactions.

9.2           Indemnification by CPG.  CPG shall indemnify, defend and hold harmless the Company and the Company’s officers, directors, and Affiliates in respect of, and hold each of them harmless from, against, and with respect to any and all Losses suffered, incurred or sustained by any of them, or to which any of them becomes subject, to the extent resulting from, arising out of or relating to any of the following:

(a)           any and all violations of Laws by CPG, Cantix or Cantix’s Subsidiaries, direct or indirect, fixed, contingent, legal, statutory or contractual, which exist at or as of the Closing Date or which arise after the Closing Date but which are directly and primarily caused by acts, failures to act, transactions, services or state of facts which occurred or existed on or before the Closing Date, whether or not then known, due or payable;

(b)          any breach, in any material respect, or default, in any material respect, in the performance by CPG or Cantix of any covenant or agreement set forth in this Agreement; and

(c)          any breach, in any material respect, by CPG or Cantix of any of the representations or warranties made by either of them in this Agreement.

9.3           Other Remedies. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have as a result of a Loss.

9.4           Survival of Representations. All representations and warranties of the Parties hereto contained in this Agreement or otherwise made in writing in connection with the Transactions shall survive the execution and delivery of this Agreement and the Closing and shall continue through and including the date one (1) year from the date of the Closing Date.

9.5           Notice and Opportunity to Defend.  Promptly after the receipt by a Party of notice of any action, proceeding, claim or potential claim (any of which is hereinafter individually referred to as a “Claim”) which could give rise to a right to indemnification under Section 9.1 or Section 9.2, the party receiving such notice (an “Indemnified Party”) shall give prompt written notice to the party or parties who may become obligated to provide indemnification hereunder (the “Indemnifying Party”). Such notice shall specify in reasonable detail the basis and amount, if ascertainable, of any claim that would be based upon the Claim. The failure to give such notice promptly shall relieve the Indemnifying Party of its indemnification obligations under this Agreement, unless the Indemnified Party establishes that the Indemnifying Party either had knowledge of the Claim or was not prejudiced by the failure to give notice of the Claim.  The Indemnifying Party shall have the right, at its option, to compromise or defend the claim, at its own expense and by its own counsel, and otherwise control any such matter involving the asserted liability of the Indemnified Party, provided that any such compromise or control shall be subject to obtaining the prior written consent of the Indemnified Party which shall not be unreasonably withheld, conditioned or delayed. If any Indemnifying Party undertakes to compromise or defend any asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of or defense against any such asserted liability. All costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of an asserted liability.

ARTICLE X.
TERMINATION

10.1         This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written agreement of Parties;

(b)          by CPG if the Closing has not occurred by November 30, 2009 (the “Termination Date”);

(c)          by any Party hereto if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable.

10.2          Effect of Termination. Upon termination of this Agreement pursuant to this Article X, this Agreement shall be void and of no effect and shall result in no obligation of or liability to any Party or their respective directors, officers, members, managers, employees, agents or stockholders for damages, penalties or liquidated damages; provided that if this Agreement is terminated as a result of an intentional breach of any representation, warranty or covenant in this Agreement, the Party who breached the representation, warranty or covenant shall be liable to the other Parties for actual damages, including all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement. If any Party hereto shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other Parties specifying the provision hereof pursuant to which such termination is made. In no event shall any party be entitled to consequential damages, lost profits or special or punitive damages as a result of the termination of this Agreement.

ARTICLE XI.
MISCELLANEOUS

11.1         Assignment. Neither this Agreement nor any right created hereby shall be assignable by any Party hereto.

11.2         Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

11.3         Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.4         Notices. Any notice or communication must be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third Business Day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission. For purposes of notice, the addresses of the parties shall be:

If to CPG:
China Polypeptide Group, Ltd.
No. 11 Jiangda Road
Jianghan Economical Development Zone
430023 Wuhan, P.R. China
Attention: Li Jun, Corporate Secretary
Telephone: 86 27 835 183 96
Telecopy: 86 27 835 199 07

With a copy to:

Gusrae, Kaplan, Bruno & Nusbaum PLLC
120 Wall Street
New York, NY 10006
Attention: Lawrence Nusbaum
Telephone (212) 269-1400
Telecopy: (212) 809-5449

If to the Company
Hamptons Extreme, Inc.
509 S. San Clemente Street
Ventura, California 93001
Attention: Mr. John Delaney, President
Telephone: (805) 754-9805

With a copy to:

Frank J. Hariton, Esq.
1065 Dobbs Ferry Road
White Plains, New York 10607
Telephone: (914) 674-4373
Telecopy: (914) 693-2963

11.5         Governing Law, Venue.   This Agreement shall be governed solely and exclusively by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof.  The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

11.6         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7         Facsimile Transmissions. This Agreement, the other Transaction Documents and all agreements, documents and certificates delivered pursuant to this Agreement and/or the other Transaction Documents or in connection with the Transactions may be executed by any Party and transmitted by such Party to any other Party or Parties by facsimile, and any such document shall be deemed to have full force and effect as if the facsimile signature or signatures on such documents were original.

11.8         Third Party Beneficiaries.  None of the provisions of this Agreement or any document contemplated hereby is intended to grant any right or benefit to any Person or entity which is not a party to this Agreement.

11.9         Headings.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

11.10       Severability.  In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

11.11       Entire Agreement.  This Agreement and the other Transaction Documents, constitute the entire contract between the Parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly signed as of the date first above written.

CHINA POLYPEPTIDE GROUP LTD.

By:	/s/ Dongliang Chen
Name: Dongliang Chen
Title: Chairman and Chief Executive Officer

HAMPTONS EXTREME, INC.

By:	/s/ John Delaney
Name: John Delaney
Title: Chief Executive Officer

CANTIX INTERNATIONAL LTD.

By:	/s/ Dongliang Chen
Name: Dongliang Chen
Title: Chairman and Chief Executive Officer

Signature Page to Stock Exchange Agreement